Exhibit No. 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
ENSCO International Incorporated:

We hereby consent to the incorporation by reference in the Registration Statements (Nos. 333-37897, 333-58625, 333-10733, 33-40282 and 33-41294) on Forms S-3 and S-8 of ENSCO International Incorporated of our report dated June 24, 2002, with respect to the consolidated balance sheet of ENSCO International Incorporated as of December 31, 2001, and the related statements of income and cash flows for the year then ended, which report appears in the December 31, 2001, annual report on Form 10-K/A of ENSCO International Incorporated.

/s/ KPMG LLP
Dallas, Texas
June 26, 2002